EXHIBIT 99.1

NEWS BULLETIN RE: CLAIRE’S STORES, INC.

3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS
ELECTION OF TWO NEW INDEPENDENT DIRECTORS;
REVISES SECOND QUARTER GUIDANCE WHILE
REAFFIRMING GUIDANCE FOR FISCAL 2004

     PEMBROKE PINES, FL., June 24, 2003. Claire’s Stores, Inc. (NYSE:CLE) announced that at its 2003 Annual Meeting held earlier today two new independent directors were added to the Board. The Company also announced modified same store sales guidance and reaffirmed diluted earnings per share guidance.

Election of Directors

Nine directors were elected to serve for a term of one year each at the 2003 Annual Meeting of Shareholders held today. They are: Rowland Schaefer; Marla Schaefer; E. Bonnie Schaefer; Ira Kaplan; Bruce Miller; Steven Tishman; Todd Jick; Ann Spector Lieff; and Carl Youngman.

Ann Spector Lieff and Carl Youngman are newly elected Directors. With their presence on the Board the number of independent directors rises to five, constituting a majority of the Board.

Ann Spector Lieff is the founder and President of The Lieff Company, a consulting group specializing in CEO mentoring, leadership development and the development of corporate strategies to further business objectives.

Prior to founding The Lieff Company, Ms. Spector Lieff spent over twenty-five years at SPEC’s Music, a specialty retailer, where she focused on merchandising, marketing, operations and real estate. She held a variety of positions within the company, including serving as CEO from 1980 through 1998, and steered the company through its initial public offering in 1985 and sale to Camelot Music in 1998.

Ms. Spector Lieff serves on the Board of Directors of Herzfeld Caribbean Basin Fund, Hastings Entertainment, Inc. and Mayors Jewelers, Inc. She also sits on the Executive Advisory Board of the University of Denver, Daniels College of Business. She is the past president of the National Association of Record Merchandisers (NARM) and currently is a member of the Committee of 200 and the World President’s Organization.

Carl Youngman has served, since 1972, as Senior Partner in Youngman and Charm, a consulting firm that provides directorship services and helps management teams address operational and financial issues. Throughout his career he has worked with a variety of companies engaged in diverse businesses, and served as Chairman, CEO, President, Director or advisor to many of those companies. Representative clients include Ben & Jerry’s Homemade, Inc., Au Bon Pain,

Hub Mail, Docktor Pet Centers, Inc., Command Performance and The Sun Times Distribution Company.

Currently, he is the Chairman of Omni Facility Services, a company specializing in maintenance services, a position he has held since 2001, and Chairman of Uniscribe Professional Services, which provides outplacement services to legal and industrial firms, a position he has held since 2002. Since 2000, Mr. Youngman has served as a Managing Director of Triumph Capital Group, Inc., a venture capital firm.

Marla Schaefer, Acting Co-Chairman and CEO stated, “We are extremely pleased that Ann and Carl have joined the Claire’s Stores Board of Directors. As you know, it can be extremely difficult to identify independent directors with appropriate backgrounds. In addition, their presence on our Board results in early compliance with proposed NYSE rules we expect to be formally adopted later this year.”

E. Bonnie Schaefer, Acting Co-Chairman and CEO added that, “Our objective was not merely to increase the number of independent directors on our Board but to add individuals possessing expertise that will benefit management and help contribute to the Company’s growth and enhancement of shareholder value. We are confident that they will each bring fresh and valuable insights to the Board.”

Earnings Guidance Reaffirmed

The Company reported that due to benefits resulting from the strength of the euro along with continued strong margins in North America, it is reiterating its EPS guidance. Specifically, the Company remains comfortable with a projected diluted EPS of $0.40 for the second quarter and also believes that diluted EPS for the full fiscal year can reach $1.95, an increase of approximately 23 percent over fiscal 2003.

The Company modified its guidance with respect to second quarter same store sales, reducing its projection to a range of five to six percent versus an earlier projection of eight percent growth. Sales in Europe have been weaker than originally expected as the economy has continued to suffer. Furthermore, public sector strikes in France have continued to cause a variety of significant disruptions, including reduced access to public transportation. These disruptions have had an unanticipated negative effect on store traffic.

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s Accessories (North America and Europe) and Icing by Claire’s. As of May 31, 2003, Claire’s Stores, Inc. operated approximately 2,800 stores in the United States, the Caribbean, Puerto Rico, Canada, the United Kingdom, Ireland, Switzerland, Austria, Germany and France. Claire’s Stores, Inc. also operates through its subsidiary Claire’s Nippon, Co., Ltd., over 100 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.).

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation, changes in consumer preferences and consumer spending for pre-teen and teen apparel and accessories, competition, general economic conditions, uncertainties generally associated with the specialty retailing business, and potential difficulties or delays in identifying, attracting and retaining qualified individuals to serve in senior management positions and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2003. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Contact Information: Ira Kaplan, Senior Vice President and CFO
Phone: (954) 433-3900, Fax: (954) 433-3999 or Email at ira.kaplan@claires.com